================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                                   GENUS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ----------------------
           CALIFORNIA                                           94-2790804
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                                 1139 KARLSTAD DRIVE
                                 SUNNYVALE, CA 94089
                                    (408) 747-7120
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------------
                                  WILLIAM W.R. ELDER
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                     GENUS, INC.
                                 1139 KARLSTAD DRIVE
                                 SUNNYVALE, CA 94089
                                    (408) 747-7120
  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                             --------------------------
                                   Copies to:
                                  MARK REINSTRA ESQ.
                                  MARK CASILLAS ESQ.
                                 WILLIAM GRAVES ESQ.
                           WILSON SONSINI GOODRICH & ROSATI
                               PROFESSIONAL CORPORATION
                                  650 PAGE MILL ROAD
                                 PALO ALTO, CA 94304
                             --------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend
or  interest  reinvestment  plans,  please  check  the  following  box.      [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                                                CALCULATION OF REGISTRATION FEE
==============================================================================================================================
TITLE OF EACH CLASS OF                  AMOUNT TO BE       PROPOSED MAXIMUM           PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED              REGISTERED    OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE   REGISTRATION FEE
==============================================================================================================================
Common Stock issuable upon conversion
of Notes, no par value . . . . . . . .     5,281,687  $                  1.42(1)  $            7,499,995.54  $          690.00
======================================  ============  ==========================  =========================  =================
Common Stock issuable upon conversion
of Notes, no par value . . . . . . . .       239,654  $                1.2518(2)  $              299,998.88  $           27.60
======================================  ============  ==========================  =========================  =================
Common stock issuable upon exercise of
Warrants, no par value . . . . . . . .     2,720,067  $                  1.42(1)  $            3,862,495.14  $          355.35
======================================  ============  ==========================  =========================  =================
Common stock issuable upon exercise of
Warrants, no par value . . . . . . . .       119,827  $                1.2518(2)  $              149,999.44  $           13.80
======================================  ============  ==========================  =========================  =================
Common stock issuable as interest
payments under the Notes, no par
value              . . . . . . . . . .     2,000,000  $                 1.365(3)  $               2,730,000  $          251.16
======================================  ============  ==========================  =========================  =================
TOTAL REGISTRATION FEES:                                                                                     $        1,337.91
======================================  ============  ==========================  =========================  =================

(1) The Proposed Maximum Offering Price Per Share was determined in accordance with Rule 457(g) under the Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the exercise price or conversion price of the securities, which is $1.42.
(2) The Proposed Maximum Offering Price Per Share was determined in accordance with Rule 457(g) under the Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the exercise price or conversion price of the securities, which is $1.2518.
(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c). Based on the average of the high and low prices of the common stock on September 6, 2002.

                             ----------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                10,361,235 Shares

                                   GENUS, INC.

                                  Common Stock

                             ----------------------

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission relating to the public offering of securities by the shareholders listed herein. The sale of these securities is not being underwritten.

     The selling security holders may sell the common stock from time to time in the over-the-counter market through the Nasdaq Stock Market, in privately negotiated transactions, through the writing of options on the shares, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

     We will not receive any of the proceeds from the sale of the shares by the selling security holders. However, to the extent the warrants are exercised through payment of the purchase price in cash, rather than a cashless exercise, we will receive the proceeds from such exercise.

     Our common stock is traded on the Nasdaq National Market under the symbol "GGNS." On August 28, 2002, the average of the high and low sale prices of one share of our stock on Nasdaq was $1.495.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 10, 2002.

                                TABLE OF CONTENTS


                                                         Page
                                                         ----
Prospectus Summary. . . . . . . . . . . . . . . . . . .     1
Risk Factors. . . . . . . . . . . . . . . . . . . . . .     2
Forward-Looking Statements. . . . . . . . . . . . . . .    10
Proceeds. . . . . . . . . . . . . . . . . . . . . . . .    11
Selling Security Holders. . . . . . . . . . . . . . . .    11
Description of Equity Securities. . . . . . . . . . . .    15
Plan of Distribution. . . . . . . . . . . . . . . . . .    16
Legal Matters . . . . . . . . . . . . . . . . . . . . .    17
Experts . . . . . . . . . . . . . . . . . . . . . . . .    17
Where You Can Find More Information . . . . . . . . . .    18
Information Incorporated by Reference . . . . . . . . .    18

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Our executive offices are located at 1139 Karlstad Drive, Sunnyvale, California 94089, our telephone number is (408) 747-7120 and our internet address is www.genus.com. The information on our internet website is not incorporated by reference in this prospectus.

                               PROSPECTUS SUMMARY

     This prospectus relates to resales of up to 5,521,341 shares of common stock issuable upon conversion of certain 7% convertible subordinated notes due 2005, and 2,839,894 additional shares of common stock issuable upon exercise of warrants by those persons and entities listed under "Selling Securities Holders." This prospectus also relates to 2,000,000 shares of common stock issuable, at the option of Genus, as the accrued and future payment of interest on the outstanding convertible notes. We issued the notes and warrants in a private placement on August 14, 2002.

     This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks discussed under "Risk Factors" on page 2, and the "Information Incorporated by Reference" on page 18.

                                   GENUS, INC.

     Since 1982, we have been supplying advanced manufacturing systems to the semiconductor industry worldwide. Major semiconductor manufacturers use our leading-edge thin film deposition equipment and process technology to produce integrated circuits, commonly called chips, that are incorporated into a variety of products, including personal computers, communications equipment and consumer electronics. We pioneered the development of chemical vapor deposition (CVD) tungsten silicide, which is used in certain critical steps in the manufacture of integrated circuits. In addition, we have embarked on the commercialization of atomic layer deposition, also known as ALD technology. This technology is designed to enable a wide spectrum of thin film applications such as aluminum oxide, hafnium oxide and other advanced dielectric insulating and conducting materials for advanced integrated circuit manufacturing.

     We have implemented a strategy of targeting non-semiconductor markets, as we believe that our developed films can serve multiple applications in both semiconductors and non-semiconductor segments. In addition to expanding our total available market, this strategy of diversifying our customer base is intended to gain us some protection against cyclical downturns in the semiconductor industry. We think our emerging ALD technology will prove effective in expanding and diversifying our customer base.

     We continue to develop enabling thin film technology that addresses the scaling challenges facing the semiconductor industry relating to gate and capacitor materials. The International Technology Roadmap for Semiconductors
(ITRS) has labeled these challenges as "red zones" because there are no known solutions that allow for further reduction in feature sizes and improved performance. Our innovative thin film technology solutions are designed to enable chip manufacturers to simplify and advance their integrated circuit production processes and lower their total cost of manufacturing per chip, known as cost of ownership.

     As it is in the semiconductor industry, non-semiconductor business segments have scaling initiatives as well. For example, the making of thin film magnetic heads in the data storage industry has scaling requirements analogous to the scaling trends in semiconductors. A key part of our business strategy includes providing enabling thin film solutions for non-semiconductor applications.

     We provide a production-proven platform that is used for both the development and volume production of new thin films in integrated circuit manufacturing. This platform is based on a common architecture and a high percentage of common parts that are designed to provide manufacturers with high reliability and low cost of ownership across a wide range of thin film deposition applications. The modular design of our system permits manufacturers to add capacity and to service their manufacturing systems easily. In addition to the modular platform architecture, our systems operate on standardized software that is designed to support a wide range of thin film deposition processes. Furthermore, our patented process chamber design incorporated into our flagship LYNX product family can be configured for chemical vapor deposition
(CVD),  plasma enhanced CVD, and ALD with minimal changes to the chamber design.

     Our global customer base consists of semiconductor manufacturers in the United States, Europe and Asia. Our current customers include semiconductor manufacturers such as Infineon Technologies, Micron Technology, Inc., NEC and Samsung Electronics Company, Ltd. and non-semiconductor customers such as Read-Rite Corporation, which is an independent manufacturer of magnetic recording heads for hard disk drives and a recognized technology leader in the data storage industry.


                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision in our common stock. The risks described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, operating results or financial condition could be harmed by and the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included in this prospectus and the other information, our financial statements and the related notes incorporated by reference into this prospectus before you decide to purchase shares of our common stock.

     WE HAVE EXPERIENCED LOSSES OVER THE LAST FEW YEARS AND WE MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY

     We have experienced losses of $6.7 million, $9.6 million and $1.6 million for 2001, 2000 and 1999, respectively. The 2000 loss of $9.6 million includes the cumulative loss effect of the change in accounting principle upon adoption of SAB 101.

     We have experienced proforma losses of $2.8 million and $3.2 million for 2000 and 1999, respectively. The proforma numbers reflect the retroactive application of the change in accounting principle under SAB 101.

     Our loss during the first six months of fiscal 2002 was $7.4 million.

     We may not be able to attain or sustain consistent future revenue growth on an annual basis, or achieve and maintain consistent profitability on an annual basis.

     SUBSTANTIALLY ALL OF OUR NET SALES COME FROM A SMALL NUMBER OF LARGE CUSTOMERS

     Historically, we have relied on a small number of customers for a substantial portion of our net revenues. For example, in 2001 Samsung Electronics Company, Ltd., Read-Rite Corporation, NEC, Infineon and SCS accounted for 73%, 7%, 6%, 6% and 5% of revenues, respectively. In 2000, Samsung Electronics Company, Ltd. and Micron Technology, Inc. accounted for 92% and 5% of revenues, respectively. In 1999, Samsung Electronics Company Ltd. and Micron Technology, Inc. accounted for 84% and 11% of revenues, respectively. During the first 6 months of 2002, Samsung Electronics Company Ltd., a major Japanese project sponsored by eleven Japanese semiconductor companies (Selete), and Seagate Technologies accounted for 60%, 16% and 20% of revenues, respectively.

     The semiconductor manufacturing industry generally consists of a limited number of larger companies. Consequently, we expect that a significant portion of our future product sales will continue to be concentrated within a limited number of customers, even though we are making progress in reducing the concentration of our reliance on customers through our strategy of product and customer diversification.

     None of our customers has entered into a long-term agreement with us requiring them to purchase our products. In addition, sales to these customers may decrease in the future when they complete their current semiconductor equipment purchasing requirements. If any of our customers were to encounter financial difficulties or become unable to continue to do business with us at or near current levels, our business, results of operations and financial condition would be materially harmed. Customers may delay or cancel orders or may stop doing business with us for a number of reasons including:

     -    customer  departures  from  historical  buying  patterns;

     -    general  market  conditions;

     -    economic  conditions;  or

     - competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits.

     WE ARE SUBJECT TO RISKS BEYOND OUR CONTROL OR INFLUENCE AND ARE HIGHLY DEPENDENT ON OUR INTERNATIONAL SALES, PARTICULARLY SALES IN ASIAN COUNTRIES

     Export sales accounted for approximately 93%, 98% and 86% of our total net sales in 2001, 2000 and 1999, respectively. Net sales to our South Korean-based customers accounted for approximately 73%, 92% and 84% of total net sales, respectively. Export sales during the first 6 months of 2002 accounted for approximately 77% of our total sales. Net sales to our South Korea based customers accounted for approximately 60% during the first 6 months of 2002. We anticipate that international sales, including sales to South Korea, will continue to account for a significant portion of our net sales.

     In the past, turmoil in the Asian financial markets resulted in dramatic currency devaluations, stock market declines, restriction of available credit and general financial weakness. For example, prices fell dramatically in 1998 because integrated circuit manufacturers sold dynamic random access memory chips, called DRAM's, at less than cost in order to generate cash. The cash shortfall caused Asian semiconductor companies to defer or cancel investments in new production facilities, thereby reducing our anticipated sales of our semiconductor manufacturing equipment in Asia in 1998.

     Wherever currency devaluations occur abroad, our goods become more expensive for our customers in that region. Difficult economic conditions may limit capital spending by our customers. These circumstances may also affect the ability of our customers to meet their payment obligations, resulting in the cancellations or deferrals of existing orders and the limitation of additional orders.

     Also during this time, the value of the won, the currency of South Korea, declined significantly against the U.S. dollar. As a result, purchases of U.S. manufactured products became very costly. Since most of our sales were made to South Korean customers, these circumstances adversely impacted our customers' ability to invest in new facilities and equipment that reduced our shipments and profitability in 1998.

     A significant portion of our net sales will be subject to these and other risks, including:

     -    unexpected  changes  in  law  or  regulatory  requirements;

     -    exchange  rate  volatility;

     -    tariffs  and  other  barriers;

     -    political  instability;

     -    difficulties  in  accounts  receivable  collection;

     -    extended  payment  terms;

     -    difficulties  in  managing  distributors  or  representatives;

     -    difficulties  in  managing  foreign  subsidiary  operations;  and

     -    potentially  adverse  tax  consequences.

     Our foreign sales are primarily denominated in U.S. dollars and we do not engage in hedging transactions. As a result, our foreign sales are subject to the risks associated with unexpected changes in exchange rates, which could affect the price of our products to our customers and may impact their purchasing decisions.

     OUR SALES REFLECT THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY, WHICH COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY AND COULD CAUSE US TO FAIL TO ACHIEVE ANTICIPATED SALES

     Our business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. Although we are marketing our atomic layer deposition technology to non-semiconductor markets such as markets in magnetic thin film heads, flat panel displays, micro-electromechanical systems and inkjet printers, we are still dependent on the semiconductor market; for example, in the fiscal year 2001, approximately 89% of our revenues were from sales to semiconductor manufacturers. The semiconductor industry is cyclical and experiences periodic downturns both of which reduce the semiconductor industry's demand for semiconductor manufacturing capital equipment.

     Semiconductor industry downturns have significantly decreased our revenues, operating margins and results of operations in the past. During the industry downturn in 1998, several of our customers delayed or cancelled investments in new manufacturing facilities and equipment due to declining DRAM prices, the Asian economic downturn, and general softening of the semiconductor market. This caused our sales in 1998 to be significantly lower than in the prior three years.

     After the dramatic industry boom for semiconductor equipment that peaked early in the year 2000, another cyclical downturn is presently occurring. The sharp and severe industry downturn in 2001 was the largest in the industry's history. Almost all previous downturns have been solely due to pricing declines. The 2001 downturn in the industry marked a corresponding decline in unit production. Genus recently reported a loss for our 2001 and 2002 financial results. There is a risk that our revenues and operating results will continue to be further impacted by the continued downturn in the semiconductor industry and global economy.

     OUR FUTURE GROWTH IS DEPENDENT ON ACCEPTANCE OF NEW THIN FILMS AND MARKET ACCEPTANCE OF OUR SYSTEMS RELATING TO THOSE THIN FILMS

     We believe that our future growth will depend in large part upon the acceptance of our new thin films and processes, especially our atomic layer deposition technology. As a result, we expect to continue to invest in research and development in these new thin films and the systems that use these films. There can be no assurance that the market will accept our new products or that we will be able to develop and introduce new products or enhancements to our existing products and processes in a timely manner to satisfy customer needs or achieve market acceptance. The failure to do so could harm our business, financial condition and results of operations.

     We must manage product transitions successfully, as introductions of new products could harm sales of existing products. We derive our revenue primarily from the sale of equipment used to chemically deposit tungsten silicide in the manufacture of memory chips. We estimate that the life cycle for these tungsten silicide deposition systems is three-to-five years, although the life cycles could be significantly shorter. There is a risk that future technologies, processes or product developments may render our product offerings obsolete and we may not be able to develop and introduce new products or enhancements to our existing products in a timely manner.

     WE MAY NOT BE ABLE TO CONTINUE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY AGAINST COMPETITORS WITH GREATER RESOURCES

     The semiconductor manufacturing capital equipment industry is highly competitive. We face substantial competition throughout the world. We believe that to remain competitive, we will require significant financial resources in order to develop new products, offer a broader range of products, establish and maintain customer service centers and invest in research and development.

     Many of our existing and potential competitors have substantially greater financial resources, more extensive engineering, manufacturing, marketing, customer service capabilities and greater name recognition. We expect our competitors to continue to improve the design and performance of their current products and processes and to introduce new products and processes with improved price and performance characteristics.

     If our competitors enter into strategic relationships with leading semiconductor manufacturers covering thin film products similar to those sold by us, it would materially adversely affect our ability to sell our products to such manufacturers. In addition, to expand our sales we must often replace the systems of our competitors or sell new systems to customers of our competitors. Our competitors may develop new or enhanced competitive products that will offer price or performance features that are superior to our systems. Our competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their product lines. We may not be able to maintain or expand our sales if our resources do not allow us to respond effectively to such competitive forces.

     WE MAY NOT ACHIEVE ANTICIPATED REVENUE GROWTH IF WE ARE NOT SELECTED AS VENDOR OF CHOICE FOR NEW OR EXPANDED FABRICATION FACILITIES AND IF OUR SYSTEMS AND PRODUCTS DO NOT ACHIEVE BROADER MARKET ACCEPTANCE

     Because semiconductor manufacturers must make a substantial investment to install and integrate capital equipment into a semiconductor fabrication facility, these manufacturers will tend to choose semiconductor equipment manufacturers based on established relationships, product compatibility and proven financial performance.

     Once a semiconductor manufacturer selects a particular vendor's capital equipment, the manufacturer generally relies for a significant period of time upon equipment from this vendor of choice for the specific production line application. To do otherwise creates risk for the manufacturer because the manufacture of a semiconductor requires many process steps and a fabrication facility will contain many different types of machines that must work cohesively to produce products that meet the customers' specifications. If any piece of equipment fails to perform as expected, the customer could incur significant costs related to defective products, production line downtime, or low production yields.

     Since most new fabrication facilities are similar to existing ones, semiconductor manufacturers tend to continue using equipment that has a proven track record. Our customer list, though limited, has expanded in recent months. Yet our broadening market share remains at risk to choices made by customers that continue to be influenced by pre-existing installed bases by competing vendors.

     A semiconductor manufacturer frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, we may face narrow windows of opportunity to be selected as the "vendor of choice" by potential new customers. It may be difficult for us to sell to a particular customer for a significant period of time once that customer selects a competitor's product, and we may not be successful in obtaining broader acceptance of our systems and technology. If we are not able to achieve broader market acceptance of our systems and technology, we may be unable to grow our business and our operating results and financial condition will be harmed.

     OUR LENGTHY SALES CYCLE INCREASES OUR COSTS AND REDUCES THE PREDICTABILITY OF OUR REVENUE

     Sales of our systems depend upon the decision of a prospective customer to increase manufacturing capacity. That decision typically involves a significant capital commitment by our customers. Accordingly, the purchase of our systems typically involves time-consuming procedures associated with the evaluation, testing, implementation and introduction of new technologies into our customers' manufacturing facilities. For many potential customers, an evaluation as to whether new semiconductor manufacturing equipment is needed typically occurs infrequently. Following an evaluation by the customer as to whether our systems meet its qualification criteria, we have experienced in the past and expect to experience in the future delays in finalizing system sales while the customer evaluates and receives approval for the purchase of our systems and constructs a new facility or expands an existing facility.

     Due to these factors, our systems typically have a lengthy sales cycle during which we may expend substantial funds and management effort. The time between our first contact with a customer and the customer placing its first order typically lasts from nine to twelve months and is often longer. This lengthy sales cycle makes it difficult to accurately forecast future sales and may cause our quarterly and annual revenue and operating results to fluctuate significantly from period to period. If anticipated sales from a particular customer are not realized in a particular period due to this lengthy sales cycle, our operating results may be adversely affected for that period.

     OUR INTELLECTUAL PROPERTY IS IMPORTANT TO US AND WE RISK LOSS OF A VALUABLE ASSET, REDUCED MARKET SHARE AND LITIGATION EXPENSES IF WE CANNOT ADEQUATELY PROTECT IT.

     We rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual obligations to protect our technology. We currently have a number of United States and foreign patents and patent applications. Additional patents may not be issued on our pending patent applications and our issued patents may not be upheld. We cannot guarantee that these and other intellectual property protection measures will be sufficient to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. In addition, the legal systems of many foreign countries do not protect intellectual property rights to the same extent as the legal system of the United States. If we are unable to adequately protect our proprietary information and technology, our business, financial condition and results of operations could be materially adversely affected.

     The increasing dependence of the advanced manufacturing systems industry on proprietary technology has resulted in frequent litigation based on allegations of the infringement of patents and other intellectual property. In the future we may be subject to litigation to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Future litigation also may be necessary to enforce and protect our trade secrets and other intellectual property rights. Any intellectual property litigation could be costly and could cause diversion of management's attention from the operation of our business. Adverse determinations in any litigation could result in the loss of our proprietary rights, subject us to significant liabilities or require us to seek licenses from third parties which may not be available on commercially reasonable terms, if at all. We could also be subject to court orders preventing us from manufacturing or selling our products.

     On August 1, 2001, we filed a counterclaim against ASM International N.V., charging ASM with infringing Genus' U.S. Patent 5,294,568, entitled "Method of Selective Etching Native Oxide," and with committing antitrust violations designed to harm the atomic layer deposition market.

     IF WE ARE FOUND TO INFRINGE THE PATENTS OR INTELLECTUAL PROPERTY OF OTHER PARTIES, OUR ABILITY TO GROW OUR BUSINESS MAY BE SEVERELY LIMITED.

     From time to time, we may receive notices from third parties alleging infringement of patents or intellectual property rights. It is our policy to respect all parties' legitimate intellectual property rights, and we will defend against such claims or negotiate licenses on commercially reasonable terms where appropriate. However, no assurance can be given that we will be able to negotiate necessary licenses on commercially reasonable terms, or at all, or that any litigation resulting from such claims would not have a material adverse effect on our business and financial results.

     On June 6, 2001, ASM America, Inc. ("ASMA") filed a patent infringement action against Genus, Inc. ASMA's complaint alleges that Genus is directly and indirectly infringing U.S. Patent No. 5,916,365 (the "365 Patent"), entitled "Sequential Chemical Vapor Deposition," and U.S. Patent No. 6,015,590 (the "590 Patent") entitled "Method For Growing Thin Films," which ASM claims to own or exclusively license. The complaint seeks monetary and injunctive relief. On August 1, 2001, Genus filed a counterclaim against ASMA and ASM International, N.V. ("ASMI") for infringement of U.S. Patent No. 5,294,568 (the "568 Patent") entitled "Method of Selective Etching Native Oxide" and for antitrust violations. Genus also seeks a declaratory judgment that ASMA's claims regarding the 365 and 590 Patents are invalid and unenforceable. An initial Case Management Conference was held on October 16, 2001. On January 9, 2002, the Court issued an order granting ASM leave to amend its complaint to add Dr. Sherman as a party and to add a claim that Genus is directly and indirectly infringing U.S. Patent No 4,798,165 (the "165 Patent") entitled "Apparatus for Chemical Vapor Deposition Using an Axially Symmetric Gas Flow", which ASM claims to own. The Court also severed and stayed discovery regarding Genus' antitrust claims until after trial of the patent claims. On February 4, 2002, Genus filed for declaratory judgment on the grounds that ASMA's claims regarding the 165 Patent are invalid and unenforceable. Claim Construction Hearings regarding these claims took place on June 14, 2002 (for the 590 and 365 Patents) and June 24, 2002 (for the 568 Patent), and an additional hearing is scheduled for September 26, 2002 (for the 165 Patent).

     We intend to defend our position vigorously. The outcome of any litigation is uncertain, however, and we may not prevail. Should we be found to infringe any of the patents asserted, in addition to potential monetary damages and any injunctive relief granted, we would need either to obtain a license from ASM to commercialize our products or redesign our products so they do not infringe any of these patents. If we were unable to obtain a license or adopt a non-infringing product design, we may not be able to proceed with development, manufacture and sale of our atomic layer products. In this case our business may not develop as planned, and our results could materially suffer.

     WE ARE DEPENDENT UPON KEY PERSONNEL WHO ARE EMPLOYED AT WILL, WHO WOULD BE DIFFICULT TO REPLACE AND WHOSE LOSS WOULD IMPEDE OUR DEVELOPMENT AND SALES

     We are highly dependent on key personnel to manage our business, and their knowledge of business, management skills and technical expertise would be difficult to replace. Our success depends upon the efforts and abilities of Dr. William W.R. Elder, our chairman and chief executive officer, Dr. Thomas E. Seidel, our chief technology officer, and other key managerial and technical employees who would be difficult to replace. The loss of Dr. Elder or Dr. Seidel or other key employees could limit or delay our ability to develop new products and adapt existing products to our customers' evolving requirements and would also result in lost sales and diversion of management resources. None of our executive officers are bound by a written employment agreement, and the relationships with our officers are at will.

     Because of competition for additional qualified personnel, we may not be able to recruit or retain necessary personnel, which could impede development or sales of our products. Our growth depends on our ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, technical, financial, sales and marketing personnel in our industry. In particular, we must attract and retain highly skilled design and process engineers. Competition for such personnel is intense, particularly in the San Francisco Bay Area where we are based. If we are unable to retain our existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience inadequate levels of staffing to develop and market our products and perform services for our customers. As a result, our growth could be limited due to our lack of capacity to develop and market our products to customers, or fail to meet delivery commitments or experience deterioration in service levels or decreased customer satisfaction.

     OUR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD RESULT IN SUBSTANTIAL LIABILITY TO US

     We are subject to a variety of federal, state and local laws, rules and regulations relating to the protection of health and the environment. These include laws, rules and regulations governing the use, storage, discharge, release, treatment and disposal of hazardous chemicals during and after manufacturing, research and development and sales demonstrations. If we fail to comply with present or future regulations, we could be subject to substantial liability for clean up efforts, property damage, personal injury and fines or suspension or cessation of our operations.

     We  use  the  following  regulated  gases  at our manufacturing facility in
Sunnyvale: tungsten hexafluoride, dichlorosilane silicide, silane and nitrogen. We also use regulated liquids such as hydrofluoric acid and sulfuric acid. If we fail to continuously maintain high standards to prevent the leakage of any toxins from our facilities into the environment, restrictions on our ability to expand or continue to operate our present locations could be imposed upon us or we could be required to acquire costly remediation equipment or incur other significant expenses.

     WE DEPEND UPON A LIMITED NUMBER OF SUPPLIERS FOR MANY COMPONENTS AND SUBASSEMBLIES, AND SUPPLY SHORTAGES OR THE LOSS OF THESE SUPPLIERS COULD RESULT IN INCREASED COST OR DELAYS IN THE MANUFACTURE AND SALE OF OUR PRODUCTS

     Components and sub-assemblies included in our products are obtained from a single supplier or a limited group of suppliers. Currently, approximately 50% of our average product cost is supplied by four suppliers. Disruption or termination of these sources could have an adverse effect on our operations. We believe that alternative sources could be obtained and qualified to supply these products, if necessary. Nevertheless, a prolonged inability to obtain components could have a material adverse effect on our operating results.

     WE DEPEND UPON SIX INDEPENDENT SALES REPRESENTATIVES FOR THE SALE OF OUR PRODUCTS AND ANY DISRUPTION IN THESE RELATIONSHIPS WOULD ADVERSELY AFFECT US

     We currently sell and support our thin film products through direct sales and customer support organizations in the U.S., Europe, South Korea and Japan and through six independent sales representatives and distributors in the U.S., Europe, South Korea, Taiwan, China and Malaysia. We do not have any long-term contracts with our sales representatives and distributors. Any disruption or termination of our existing distributor relationships could negatively impact sales and revenue.

     WE ESTABLISHED A DIRECT SALES ORGANIZATION IN JAPAN AND WE MAY NOT SUCCEED IN EFFECTIVELY PENETRATING THE JAPANESE MARKETPLACE

     We terminated our relationship with our distributor, Innotech Corp. in Japan in 1998. In 2000, we invested significant resources in Japan by establishing a direct sales organization, Genus-Japan, Inc. Although we continue to invest significant resources in our Japan office and have received orders from two new Japanese customers in 2001, we may not be able to attract new customers in the Japanese semiconductor industry, and as a result, we may fail to yield a profit or return on our investment in Japan.

     THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED IN THE PAST AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH MAY LEAD TO LOSSES BY INVESTORS OR TO SECURITIES LITIGATION

     Our common stock has experienced substantial price volatility, particularly as a result of quarter-to-quarter variations in our, our competitors, or our customers' actual or anticipated financial results, our competitors, or our customers' announcements of technological innovations, revenue recognition policies, changes in earnings estimates by securities analysts and other events or factors. Also, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies, in particular, and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions in the United States and the countries in which we do business, may adversely affect the market price of our common stock.

     In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company's stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management's attention and resources.

     BUSINESS  INTERRUPTIONS  COULD  ADVERSELY  AFFECT  OUR  BUSINESS

     Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. A disaster could severely damage our ability to deliver our products to our customers. Our products depend on our ability to maintain and protect our operating equipment and computer systems, which is primarily located in or near our principal headquarters in Sunnyvale, California. Sunnyvale exists near a known earthquake fault zone. Although our facilities are designed to be fault tolerant, the systems are susceptible to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Although we maintain general business insurance against interruptions such as fires and floods, there can be no assurance that the amount of coverage will be adequate in any particular case.

     WE ARE OBLIGATED TO ISSUE SHARES OF OUR STOCK UNDER OUTSTANDING NOTES, OPTIONS, AND WARRANTS AND SUCH ISSUANCE MAY DILUTE YOUR PERCENTAGE OWNERSHIP IN GENUS OR CAUSE OUR STOCK PRICE TO DROP

     As of August 15, 2002, we have a total of 7,385,036 shares of common stock underlying warrants and outstanding employee stock options. Of the stock options, 2,060,844 shares are exercisable as of July 31, 2002. All of the shares underlying the warrants are currently exercisable. Some warrants have terms providing for an adjustment of the number of shares underlying the warrants in the event that we issue new shares at a price lower than the exercise price of the warrants, where we make a distribution of common stock to our shareholders or effect a reclassification.

     In addition, the notes issued on August 14, 2002 are convertible into 5,521,341 shares of common stock. Pursuant to the terms of these notes, the initial conversion price may be adjusted upon the occurrence of certain events, thereby increasing the number of shares into which the notes are convertible. We have also reserved an additional 2,000,000 shares for issuance to satisfy interest payments under these notes.

     If the notes, options, and warrants were converted and/or exercised and the underlying shares were sold in the public market, or additional shares are issued by Genus as interest payments under the notes, the value of your current holdings in Genus may decline as a result of dilution to your percentage ownership in Genus or as a result of a reduction in the per share value of our stock resulting from the increase in the number of Genus shares available on the market, if such availability were to exceed the demand for our stock.

     WE HAVE IMPLEMENTED ANTI-TAKEOVER MEASURES THAT MAY RESULT IN DILUTING YOUR PERCENTAGE OWNERSHIP OF GENUS STOCK

     Pursuant to a preferred stock rights agreement, our board of directors has declared a dividend of one right for each share of our common stock that was outstanding as of October 13, 2000. The rights trade with the certificates for the common stock until a person or group acquires beneficial ownership of 15% or more of our common stock. After such an event, we will mail rights certificates to our shareholders and the rights will become transferable apart from the common stock. At that time, each right, other than rights owned by an acquirer or its affiliates, will entitle the holder to acquire, for the exercise price, a number of shares of common stock having a then-current market value of twice the exercise price.

     In the event that circumstances trigger the transferability and exercisability of rights granted in our preferred stock rights agreement, your current holdings in Genus may decline as a result of dilution to your percentage ownership in Genus or as a result of a reduction in the per share value of our stock resulting from the increase in the number of outstanding shares available.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this prospectus that may not prove to be accurate.

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding, among other items, our business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement.

     We base these forward-looking statements on our expectations. They are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

     Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth above in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                    PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling security holders. We have agreed to bear all expenses, other than selling commissions and fees and expenses of counsel and other advisers to the selling security holders, in connection with the registration of the shares being offered. We will indemnify the selling security holders against liabilities under the Securities Act of 1933, as amended. All proceeds from the sale of the shares will be for the account of the selling security holders. See "Selling Security Holders" and "Plan of Distribution."

     Notwithstanding the above, to the extent the warrants are exercised through payment of the purchase price in cash, rather than a cashless exercise, we will receive the proceeds from such exercise. Such an event, however, is not related to the sale of the shares by the selling security holders.

                            SELLING SECURITY HOLDERS

     The following table sets forth information with respect to the beneficial ownership by the Selling Security Holders of shares of our common stock. We issued the Selling Security Holders 7% Subordinated Convertible Notes due 2005 (the "Notes") convertible into an aggregate of 5,521,341 shares of common stock and warrants (the "Warrants") to purchase an aggregate of 2,760,669 shares of common stock in a private placement on August 14, 2002. The conversion price of the Notes and the exercise price of the Warrants is based on a premium of 105.19% to the average closing bid price for the five trading days preceding the execution of the Securities Purchase Agreement for this transaction. For those investors who committed to the private placement on July 31, 2002, the conversion price for the Notes and the exercise price for the Warrants is $1.42 per share. For the investor who committed to the private placement on August 14, 2002, the conversion price for the Notes and the exercise price for the Warrants is $1.2518 per share.

     In addition to the issuances specified above, a warrant for 79,225 shares was issued to SG Cowen as placement agent to Genus for the transaction closing August 14, 2002. This warrant has an exercise price of $1.42 and contains the identical terms as those warrants issued to the other Selling Security Holders.

     Each Note is convertible into, and each Warrant is exercisable to purchase, shares of our common stock at any time beginning August 14, 2002 and ending after a term of three years and four years, respectively. The Warrants include a net exercise provision permitting the holders to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the Warrants.

     After August 14, 2003, we may request the holders of the Warrants issued in the private placement to exercise them if the closing bid price per share of our common stock is greater than 200% of the exercise price for twenty of the thirty trading days immediately preceding the date we give notice to the holders of our decision to effect the exercise and upon satisfaction of the other requirements specified in the Warrants. Under the terms of this mandatory exercise provision, a holder can choose not to exercise such holder's Warrants, although such holder would then forfeit all rights under the Warrants to the extent that such holder fails to exercise within thirty business days of receiving our notice.

     The Notes and Warrants issued to the purchasers in the private placement include antidilution provisions, including provisions that call for adjustments in the number of shares of stock issued upon exercise of the Warrants and adjustments to the conversion price of the Notes to prevent dilution to the Selling Security Holders because of dividends or distributions in common stock, reclassifications of the common stock, the issuance of new stock at less than the exercise price of the Warrants or conversion price of the Notes, and similar types of issuances.

     The securities offered by this prospectus consist of the shares of common stock issuable to the Selling Security Holders (i) upon conversion of their Notes issued in the private placement, (ii) upon exercise of their Warrants issued in the private placement, and (iii) as payment of interest under the Notes. We entered into a registration rights agreement with the Selling Security Holders in connection with the above-mentioned private placement that requires us to file this Registration Statement. Pursuant to the terms of the registration rights agreement, a failure to file this Registration Statement with the SEC by September 13, 2002 would result in a substantial penalty payable to the Selling Security Holders. Also, if this Registration Statement is not declared effective by the SEC prior to November 12, 2002 (or prior to December 12, 2002 if withheld for review by the SEC) then the company would be obligated to pay penalties to the Selling Security Holders.

     Except as otherwise set forth below, each selling stockholder has sole voting control over the shares shown as beneficially owned. The second column lists the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of Notes and Warrants, that would have been issuable to each selling stockholder as of August 30, 2002, assuming conversion of all Notes and exercise of all of the Warrants held by the selling stockholder on that date, without regard to any limitations on conversion or exercise. The third column lists the shares of common stock being offered by this prospectus by each selling stockholder.

     Under the terms of the Notes and the Warrants, the selling stockholders may not convert the Notes, or exercise the Warrants, to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Notes which have not been converted and upon exercise of the Warrants which have not been exercised. The number of shares in the second column reflects this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

----------------------------------  -------------  ----------------  -------------  ------------
                                     Beneficial                       Beneficial     Percent of
                                    Ownership of                     Ownership of      Common
                                    Common Stock     Common Stock    Common Stock   Stock Owned
                                    Prior to the   Offered by This     After the     After the
Name of Selling Stockholders        Offering (1)    Prospectus (2)   Offering (3)   Offering (4)
----------------------------------  -------------  ----------------  -------------  ------------
Deutsche Bank, AG  (5)               1,451,828(6)        5,281,689               0             *
----------------------------------  -------------  ----------------  -------------  ------------
Midsummer Investment, Ltd. (7)         1,109,154         1,109,154               0             *
----------------------------------  -------------  ----------------  -------------  ------------
Capital Ventures International (8)     1,056,337         1,056,337               0             *
----------------------------------  -------------  ----------------  -------------  ------------
The Tail Wind Fund Ltd. (9)              416,970           359,481          57,489             *
----------------------------------  -------------  ----------------  -------------  ------------
John P. Rosenthal (10)                   407,163           211,267         195,896             *
----------------------------------  -------------  ----------------  -------------  ------------
Haff Partners L.P.  (11)                 340,883           158,449         182,434             *
----------------------------------  -------------  ----------------  -------------  ------------
Harvey Gelfenbein                        131,427           105,633          25,794             *
----------------------------------  -------------  ----------------  -------------  ------------
SG Cowen Securities Corporation
  (12)                                    79,225            79,225               0             *
----------------------------------  -------------  ----------------  -------------  ------------
TOTALS                                 4,992,987     8,361,235 (13)        461,613            --
----------------------------------  =============  ================  =============  ============

---------------
*    Indicates  less  than  1%.

1 Total number of shares beneficially owned as of August 30, 2002, including shares underlying warrants issued on January 25, 2002.

2 Assumes full exercise of each of the holder's Warrants and conversion of each of the holder's Notes without limitations on conversions or exercises.

3    Assumes  the  sale  of  all  shares  that  may  be  sold  in  the offering.

4    Based  on  27,642,939  shares  outstanding  as  of  August  8,  2002.

5 Mr. Tracy Fu maintains investment power and has voting authority over the shares beneficially owned by Deutsche Bank, AG. Mr. Fu disclaims beneficial ownership of the shares owned by Deutsche Bank, AG.

6 Pursuant to the terms of the Notes and Warrants issued in the private placement closed August 14, 2002, no investor shall at any time beneficially own more than 4.99% of the outstanding shares of common stock of the Company; accordingly, the number of shares beneficially owned by Deutsche Bank, AG has been limited to 1,451,828 shares which represents 4.99% of the Company's outstanding shares as calculated pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act. An additional 3,829,861 shares are potentially issuable to Deutsche Bank, AG so long as that entity's aggregate beneficial ownership in the Company does not exceed 4.99%.

7 Michel A. Amsalem maintains investment power and has voting authority over the shares beneficially owned by Midsummer Investment, Ltd.

8 Heights Capital Management, Inc. is the authorized agent, with voting and investment power, of the shares owned by Capital Ventures International.

9 Tail Wind Advisory and Management Ltd. ("TWAM") is the investment manager of The Tail Wind Fund Ltd. TWAM expressly disclaims beneficial ownership and pecuniary interest in shares held by The Tail Wind Fund Ltd.

10 Mr. Rosenthal, a Senior Vice President of Burnham Securities, Inc., disclaims beneficial ownership of shares held by, or managed in affiliation with, Burnham Securities, Inc.

11 Drew Gelfenbein is the President of Gledroy Management Corp., a Delaware corporation. Gledroy Management Corp. is the General Partner of the Gelfenbein Family Partnership and HAFF Partners, which are organized in the state of Delaware. Drew Gelfenbein has the power to act and vote on behalf of the Gledroy Management Corp. and consequently HAFF Partners L.P.

12   Richard  E.  Gormely  is  the  Managing Director of the SG Cowen Securities
     Corporation Private Equity Group and maintains investment power and has voting authority over the shares beneficially owned by SG Cowen Securities Corporation.

13 This amount does not include the 2,000,000 shares issuable, at the option of the Company, as interest payments under the Notes.

     We prepared this table based on the information supplied to us by the selling shareholders named in the table.

     The Selling Security Holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares, notes or warrants since the date on which the information in the above table is presented. Information about the selling shareholders may change over time.

     In the private placement we further agreed, subject to the exceptions discussed below, that we would not conduct any additional financing until February 10, 2003 at a price per share below $1.42 without the prior written consent of at least a majority of the Selling Security Holders. Our agreement does not require us to obtain the consent of the Selling Security Holders if we conduct any transaction involving

     - the issuance of Conversion Shares or Warrant Shares, as the case may be, pursuant to the Notes or the Warrants

     - the issuance of securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding as of the date of the Securities Purchase Agreement

     - issuances pursuant to employee benefits plans approved by the Company's Board of Directors

     -    the  filing  of  a  Registration  Statement  on  Form  S-8

     - securities issued for consideration other than cash in connection with a bona fide business acquisition by the Company whether by merger, consolidation, purchase of assets, sale or exchange of stock or otherwise

     - issuances in connection with a commercial banking arrangement, equipment financing, or corporate strategic partner transactions involving issuances to, or commercially reasonable financing from, a significant supplier, customer, or consultant; provided, however, that with respect to strategic partnerships, the primary purpose of such transaction is not to raise equity capital.

     No Selling Security Holder has held any position or office or had any other material relationship with Genus or any of our affiliates within the past three years.

                        DESCRIPTION OF EQUITY SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share. As of August 8, 2002, 27,642,939 shares of our common stock were outstanding; no shares of our preferred stock were outstanding. As of August 15, 2002, there were 3,618,997 shares of our common stock underlying warrants and 3,766,039 shares of our common stock underlying outstanding employee stock options. As of July 31, 2002, the options include 2,060,844 shares that are exercisable and 1,705,195 shares that remain unvested. In addition, we have reserved for issuance an additional 7,521,341 shares that are issuable upon conversion of the 7% Subordinated Convertible Notes due 2005 and for interest payments thereon.

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. The common shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event that we liquidate, dissolve or wind up our operations, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock, that may be then outstanding. Our common stock has no preemptive or conversion rights or other subscriptions rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

ANTI-TAKEOVER  MEASURES

     On September 7, 2000, our board of directors declared a dividend of one right for each share of our common stock outstanding as of the close of business on October 13, 2000 and directed the issuance of one right for each share of common stock that would become outstanding thereafter. We entered into a preferred stock rights agreement with ChaseMellon Shareholder Services on September 26, 2000 that sets forth the terms and conditions of such rights. The rights will trade with the certificates for the common stock until a person or group acquires beneficial ownership of 15% or more of our common stock or after a person or group announces a tender or exchange offer which would result in another person or group owning 15% or more of our common stock. After such an event, we will mail rights certificates to our shareholders and the rights will become transferable apart from the common stock. At that time, each right will entitle the holder to purchase for an exercise price of $40.00, a fraction of a share of our preferred stock with economic terms similar to that of one share of our common stock.

     If  an  acquiror  obtains 15% or more of our common stock, then each right,
                                                                ----
other than rights owned by an acquiror or its affiliates, will entitle the holder to purchase, for the exercise price, a number of shares of our common stock having a then-current market value of twice the exercise price. If, after an acquiror obtains 15% or more of our common stock, (a) we merge into another entity, (b) an acquiring entity merges into us or (c) we sell more than 50% of our assets or earning power, then each right, other than rights owned by an
                                  ----
acquiror or its affiliates, will entitle the holder thereof to purchase, for the exercise price, a number of shares of the acquiror's common stock having a then current market value of twice the exercise price.

     At any time after the date on which an acquiror obtains 15% or more of our common stock and prior to the acquisition of 50% of our outstanding common stock, a majority of our board of directors may exchange the rights for shares of our common stock at an exchange ratio of one share of common stock per right (subject to adjustment).

     We may redeem the rights for $0.001 per right at any time on or before the fifth day after public announcement that an acquiror attained beneficial ownership of 15% or more of our common stock. The rights expire on the earliest of (a) October 13, 2010 or (b) exchange or redemption of the rights as described above.

     The terms of the rights and the rights agreement may be amended in any respect without the consent of the rights holders on or prior to the distribution of the rights; thereafter, the terms of the rights and the rights agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders.

     The rights  do  not  have  any  voting  rights.

                              PLAN OF DISTRIBUTION

     The Selling Security Holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock (through block transactions or otherwise) on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

     If the shares are sold through underwriters or broker-dealers, the Selling Security Holder will be responsible for underwriting discounts or commissions or agent's commissions.

     The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.

     Such  sales  may  be  effected  via:

     -    ordinary  brokers'  transactions;

     - purchases by brokers, dealers or underwriters as principal and resale by the Selling Security Holders for their own accounts pursuant to this prospectus;

     - "at the risk of the market," to or through market makers, or into an existing market for the shares;

     - a manner not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     - transactions in swaps or other derivatives (whether exchange-listed or otherwise);

     -    transactions  to  cover  short  sales;

     -    the  writing  of  options;

     - cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - ordinary brokerage transactions and transactions in which the broker solicits purchases, which may include long sales or short sales effected after the effective date of the Registration Statement of which this Prospectus is a part; or

     - any combination of the foregoing, or by any other legally available means.

     In connection with sales of the shares, the Selling Security Holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging positions they assume. The Selling Security Holders may also sell their shares short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell such securities.

     The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Security Holders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

                                  LEGAL MATTERS

     The validity of our Common Stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, members of Wilson Sonsini
Goodrich & Rosati, Professional Corporation, who have represented us in connection with this offering, beneficially own approximately 31,500 shares of our common stock. Mario M. Rosati, a Director and Secretary of Genus, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement and those listed below in the section entitled Information Incorporated by Reference. Each statement concerning these documents is qualified in its entirety by such reference.

     We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov.
                                                             ------------------
Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facilities maintained by the SEC at:

                                Judiciary Plaza
                                    Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other public filings may also be inspected at:

                 The National Association of Securities Dealers
                              1735 K Street, N.W.
                             Washington, D.C. 20006

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

     (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on April 1, 2002.

     (2) Proxy Statement filed as of April 30, 2002 in connection with the Annual Meeting of Shareholders held on June 19, 2002.

     (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002 filed with the SEC on May 15, 2002 and August 14, 2002, respectively.

     (4) Current reports on Form 8-K filed with the SEC on January 28, 2002 and August 20, 2002.

     We will provide without charge to any person, including any beneficial holder, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Genus, Inc. at our principal offices located at 1139 Karlstad Drive, Sunnyvale, California 94089, telephone (408) 747-7120, attention: Investor Relations.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee . . . . . . . . .  $ 1,337.91
Nasdaq National Market listing fee. . . . . . . . . . . . . . . . . .  $   22,500
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . .  $   15,000
Accounting fees and expenses. . . . . . . . . . . . . . . . . . . . .  $   25,000
Transfer agent and registrar fees and expenses. . . . . . . . . . . .  $    3,750
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    5,000
                                                                       ----------
     Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $72,587.91
                                                                       ==========

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a directors' liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its security holders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its security holders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its security holders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors' duty to the corporation or its security holders, (vi) under Section 310 of the California Corporations Code (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California Corporations Code(directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our security holders for any violation of a director's fiduciary duty to us or our security holders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of Genus.

     In accordance with Section 317, our Restated Articles of Incorporation, as amended (the "Articles"), limit the liability of a director to Genus or our security holders for monetary damages to the fullest extent permissible under California law, and authorizes Genus to provide indemnification to it agents

(including officers and directors), subject to the limitations set forth above. Our Bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the California Corporations Code.

     Pursuant to the authority provided in the Articles, we have entered into indemnification agreements with each of our officers and directors, indemnifying them against potential liabilities that may arise as a result of their service and providing for other protection.

     We also maintain insurance policies that insure our officers and directors against liabilities arising from their positions.

     The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM  16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION OF DOCUMENT
-------        -----------------------------------------------------------------
4.1*           Form of Securities Purchase Agreement among Genus, Inc. and the purchasers named in the Selling Security Holders section above.

4.2* Form of Stock Purchase Warrants dated August 14, 2002 between Genus, Inc. and the purchasers named in the Selling Security Holders section above.

4.3* Resale Registration Rights Agreement dated August 14, 2002 among Genus, Inc. and the purchasers named in the Selling Security Holders section above.

4.4* Form of 7% Subordinated Convertible Note due 2005 dated August 14, 2002 between Genus, Inc. and the purchasers named in the Selling Security Holders section above.

4.5* Subordination Agreement dated August 14, 2002 among Genus, Inc., Silicon Valley Bank and the purchasers named in the Selling Security Holders section above.

5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.

23.1           Consent of Independent Accountants.

23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 filed herewith).

24.1           Power of Attorney (see Part II page 5)

---------------
* Denotes exhibit has been previously filed as an exhibit to the Form 8-K filed with the SEC on August 20, 2002.

ITEM  17.  UNDERTAKINGS

     1.   The  undersigned  Registrant  hereby  undertakes:

          (a) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4.   The  undersigned  Registrant  hereby  undertakes  that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on September 10, 2002.

                                            GENUS, INC.

                                            By:  /s/  Shum Mukherjee
                                                 -----------------------
                                                 Shum Mukherjee
                                                 Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints William W.R. Elder and Shum Mukherjee, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

        SIGNATURE                       TITLE                            DATE
-------------------------  -------------------------------------  ------------------

/s/ William W.R. Elder     Chairman of the Board, President and
-------------------------  Chief Executive Officer (Principal     September 10, 2002
  (William W.R. Elder)     Executive Officer)

                           Chief Financial Officer (Principal
/s/Shum Mukherjee          Financial Officer and Principal
-------------------------  Accounting Officer)                    September 10, 2002
  (Shum Mukherjee)

/s/ Todd S. Myhre          Director                               September 10, 2002
-------------------------
  (Todd S. Myhre)

/s/ Mario M. Rosati        Director and Secretary                 September 10, 2002
-------------------------
  (Mario M. Rosati)

/s/ G. Frederick Forsyth   Director                               September 10, 2002
-------------------------
  (G. Frederick Forsyth)

/s/ George D. Wells        Director                               September 10, 2002
-------------------------
(George D. Wells)

/s/ Robert J. Richardson   Director                               September 10, 2002
-------------------------
(Robert J. Richardson)

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------        -----------------------------------------------------------------
4.1*           Form of Securities Purchase Agreement among Genus, Inc. and the purchasers named in the Selling Security Holders section above.

4.2* Form of Stock Purchase Warrants dated August 14, 2002 between Genus, Inc. and the purchasers named in the Selling Security Holders section above.

4.3* Resale Registration Rights Agreement dated August 14, 2002 among Genus, Inc. and the purchasers named in the Selling Security Holders section above.

4.4* Form of 7% Subordinated Convertible Note due 2005 dated August 14, 2002 between Genus, Inc. and the purchasers named in the Selling Security Holders section above.

4.5* Subordination Agreement dated August 14, 2002 among Genus, Inc., Silicon Valley Bank and the purchasers named in the Selling Security Holders section above.

5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.

23.1           Consent of Independent Accountants.

23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 filed herewith).

---------------
* Denotes exhibit has been previously filed as an exhibit to the Form 8-K filed with the SEC on August 20, 2002.